VISION SYSTEMS’ SPD-SMART PRODUCTS FOR AEROSPACE AND GROUND
TRANSPORTATION APPLICATIONS EXHIBITED AT THREE INDUSTRY EVENTS

Advanced solar protection, user comfort and privacy are offered by
Vision Systems’ SPD-Smart product line.

WOODBURY, New York. October 12, 2011 – Research Frontiers (Nasdaq: REFR) licensee Vision Systems’ SPD-Smart™ products for aerospace and ground transportation applications have been exhibited at three industry events over the past week.

From October 10-12 in Las Vegas, Nevada, Vision Systems is exhibiting (Booth #C9926) its SPD-Smart Nuance and Noctis products at NBAA 2011 – the National Business Aviation Association’s 64th Annual Meeting and Convention. NBAA 2011 is the year’s most significant event for the business aviation industry. It brings together business leaders, government officials, manufacturers, corporate aviation department personnel and others involved in nearly all aspects of business aviation. In addition to Vision Systems exhibiting SPD-Smart products, an unnamed OEM also is exhibiting Vision Systems’ SPD-Smart aerospace window shades in its mock-up. Information about NBAA 2011 is available from the event website. Details about Vision Systems and their SPD-Smart aerospace products can be found in Vision Systems’ press release and from their NBAA 2011 Exhibitor Profile,

Vision Systems’ SPD-Smart Nuance and Noctis aerospace windows offer instant and precise light-control at every level which provides original equipment manufacturers and private aircraft owners a solar protection solution that enhances flying comfort and supports fuel efficiency. These electronically dimmable aircraft and helicopter window shades and cabin dividers are impact-resistant, completely silent, available in flat and curved surfaces, and can be controlled by the cabin management system or by passengers. Vision Systems’ Noctis SPD-Smart product line offers enhanced blackout solar protection and complete privacy.

“Our SPD-Smart Nuance and Noctis products offer aerospace OEMs and their customers exciting ways to control light levels and heat build-up in aircraft cabins,” commented Carl Putman, CEO of Vision Systems. “Reactions from visitors to our booth and to our OEM customer’s mock-up at NBAA have been very positive. We believe our SPD-Smart Nuance and Noctis products can effectively minimize the adverse effects of excessive light and heat in aircraft cabins while at the same time give operators and their passengers the ability to enhance their flying experience by preserving views and introducing more natural light into interiors when desired. Control of light and heat offers exciting opportunities, and the performance capabilities of our SPD-Smart aerospace product line provide that control with extraordinary success.”

The advanced light-control benefits of Vision Systems’ SPD-Smart products also are being experienced in the ground transportation industry. SAFRA SAS is exhibiting (Stand 16) bus roof glass produced with Vision Systems’ SPD-Smart Nuance product for the transportation industry at the 23rd National Meeting of Public Transport being held in Strasbourg, France from October 12-14, 2011. SAFRA is ISO 9011 certified and specializes in providing equipment, installation and maintenance of heavy vehicles in urban passenger transport, as well as the renovation of buses, trams, metro cars and more. The 23rd National Meeting of Public Transport is expected to attract 5,000 transport operators, manufacturers, elected representatives and others who are involved in public transport and sustainable mobility in France. More information is available from the event website. More information about SAFRA SAS is available from SAFRA's website.

“We are very pleased to have SAFRA exhibit bus roof glass with Vision Systems’ SPD-Smart Nuance product before key members of the French public transport industry,” said Carl Putman, CEO of Vision Systems. “SAFRA is an excellent company and this week’s National Meetings are an ideal venue to demonstrate the shading, heat control and comfort benefits of Nuance.”

An OEM is exhibiting an SPD-Smart Nuance skydome for a motorhome at the 46th Salon de Vehicules de Loisirs in Paris, France, thus marking the third trade event this week where Vision Systems SPD-Smart Nuance product has been showcased to the transport industry. Held October 1-9 in Paris, France, the 46th Salon des Véhicules de Loisirs is one of the most important events in the European leisure vehicles field. More information is available from the event website

Carl Putman observed: “Interest in our SPD-Smart Nuance and Noctis products has been very positive because of their distinctive performance advantages over conventional shading and privacy products for aircraft, buses coaches, trams, trains, motorhomes and other vehicles in the transport sector.”

Made with patented light-control SPD film developed by Research Frontiers, SPD-SmartGlass™ is the world's fastest-switching variably tintable dynamic glazing technology. It is the only dimmable window technology that gives users the ability to instantly and precisely control the level of shading to any point between very dark and clear. This provides exceptional control over solar energy while also adding to user comfort and protecting interiors. Available in both glass and lightweight polycarbonate substrates, SPD-Smart products – windows, sunroofs, skylights, doors, partitions and more – are laminated glazings that offer a distinctive combination of energy efficiency and security, can be controlled manually or automatically, and are available in custom sizes and fabrications for original equipment, new construction, replacement and retrofit projects.

Details about Vision Systems and their SPD-Smart products can be found on the company's website.

For further information, please contact:

Mélanie Montet
Product Manager
Vision Systems
Brignais, France
+33 4 72 31 97 89
mmontet@visionsystems.fr

About Research Frontiers Inc.

Research Frontiers Inc. is the developer of SPD-Smart light-control technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. Having invested over $82 million to date to develop its technology, Research Frontiers currently holds approximately 500 patents and patent applications worldwide and has built an infrastructure of 39 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings, aircraft and boats. Further information about SPD-Smart technology, Research Frontiers and its licensees can be found at www.SmartGlass.com.

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. "SPD-Smart" and "SPD-SmartGlass" are trademarks of Research Frontiers Inc.

To learn more, please visit www.SmartGlass.com or follow us on our Twitter and Facebook sites.

For inquiries or to visit the Research Frontiers Design Center, please contact:

Gregory M. Sottile, Ph.D.
Director of Market Development
Research Frontiers Inc.
Info@SmartGlass.com
+1-516-364-1902